Hook Hand Rum

Hook Hand Rum is more than a spirit: it's a vessel for camaraderie and conversation, for sipping and storytelling. Our premium-aged, blood orange rum has been meticulously hand-crafted using uncompromising ingredients and distillation practices. Enjoy it for sipping and storytelling with your crew.


Hook Hand
Where Tales Are Born

Invest

$99 minimum investment

DEADLINE: March 20, 2025

in 3 months

SHARE PRICE

$3

TOTAL RAISED ON NETCAPITAL

$16,512

TOTAL RAISED THIS ROUND

$16,512

VALUATION THIS ROUND

$9,891,000

Reg CF offering provided by Netcapital Funding Portal Inc.

Who wouldn't want to go to their favorite bar or restaurant and order a drink from their own rum company? For our investors, we offer that – and so much more.

OVERVIEW

At long last, rum is poised to have its moment.

It's easy to see why. The tequila market is overcrowded. Whiskey can be mature and overpriced. Gin is. . .well, gin. Rum is beginning its premiumization moment.

The reason for this is its binary consumer market. As it stands, rum exists in two categories: the first is overpriced and over-proofed for connoisseurs and collectors. The second is lower-cost, mass market rum crafted for the party crowd. And while we don't critique either one of those customer bases – we have, in equal measure, enjoyed varieties from both camps – they don't represent our target consumer.

We envision Hook Hand Rum to be a perfectly positioned and perfectly priced premium aged rum that can appeal to a wide range of consumers. After all – Hook Hand Rum is borne of the spirit of connection. Why not create a premium rum experience that invites everyone to the table?


ORIGINAL CREW

THE RUM

The creative minds of Hook Hand Rum are based in Southern California, where father and son team Dan and Andrew Olson wanted to bring their passion for premium rum to the world. And while the creativity begins in SoCal, the rest of the story takes place across the globe, just like a good adventure on the high seas should.

Our premium rum is first distilled in the U.S. territory of Puerto Rico. From there, we bring it to the mainland, where we age it on oak and flavor it with blood orange and Madagascar vanilla.

Finally, we intentionally leave it at 70 proof, which is slightly under typical rums on the market. By doing this, we're allowing both the flavor profile and the approachability of our product to shine through, rather than its potency.

The result is a premium, universally-approachable rum that blends beautifully with citrus, classic cocktails, ginger beer, or just a rock or two. We suspect you'll agree with our fans: it will be the best rum you'll ever taste.


Hook Hand
Hand Crafted Rum
Bartholomew's Blood Orange
Premium Rum
with Natural Flavors
750ML

THE BRAND

At the helm of this venture are the dynamic co-founders, Dan and Andrew Olson. A father and son team, who are both veterans of the marketing and branding world. They set out to make Hook Hand Rum a **true experience brand**. Hook Hand Rum is a brand rooted in our most human connections: The stories we share with each other.

The brand focuses on a fictional character Bartholomew Scott, AKA: Hook Hand. A pirate who only stole rum, infamous for his tall tales and renowned for his coveted practice of infusing rum with exotic new world flavors. He will be a main character in their storytelling but the customer experience is the hero of the brand. As you can tell, there is a thruline here. . . as the Hook Hand Rum brand is positioned with their tagline **"Where Tales Are Born."**

Upon launch, Hook Hand Rum is aiming to bring people into their family, which they call **Original Crew.** Legend has it that Bartholomew Scott gave his crew members a coin for protection, access and passage. . .and Hook Hand Rum does the same. Original Crew is a premium customer experience in the rum brand where people purchase a membership and receive benefits and adventures. These experiences and more will help Hook Hand Rum's awareness and differentiation. All investors through Net Capital will have an opportunity for a membership in Original Crew.

Hook Hand Rum is available for purchase throughout Southern California at both on-premise and off-premise locations. Nationally, it is currently available in 41 states for online purchase.



37.99
26.99
12.99
23.99
59.99
31.99
39.99
27.99
Hook Hand
PILAR
BevMologist! Favorites
APPLETON ESTATE

MARKET

The Premiumization of Rum

US Rum Consumption is Growing. The growth is on-premise with bars and restaurants with a forecasted **58% Growth by 2027.**


US Rum Consumption is Growing
The growth is on-premise with bars and restaurants with a forecasted 58% Growth by 2027
4
3
2
1
0
0.99
1.46
1.13
1.51
1.23
1.55
1.34
1.59
1.45
1.62
1.57
1.66
2022
2023
2024
2025
2026
2027
In billions
Rum out of Home
Rum at Home
Source: Statista Forecast adjusted for the expected impact of COVID 19 Pandemic Jan 2023
Rum Drinkers $2.8 Billion in US
48% will spend $25 or more a month on Rum
49% drink once a month or more
The top two reasons that Rum Drinkers choose what to drink are Taste and Brand
Rum Brands are becoming an acquisition target for many suitors, from spirits, vineyards and PE
5

Premiumization in the spirit categories is when consumer demand increases and the market opens up for new and innovative products. This also allows for a more premium pricing in the category and creates growth in an otherwise mature market. Every spirit category has gone through this premiumization except for Rum, which is in the beginning phase of its premiumization period. We hope to be poised to take advantage of this growth. In the Rum premiumization flavored rums are projected to drive this growth.

Press Quotes on Premiumization

"Like many categories, rum is following a path of premiumization as consumers become interested in different appellations, different styles and more aged products, and as a result, they are willing to pay more for rums that offer more."

– Mark Breene

CEO of Copalli USA

"Rum is building momentum in the U.S. market in 2023. The category is currently one of the most steadily growing craft markets and it continues to benefit from several intersecting popularity shifts."

Park Street University

2023

"Among younger consumers, the momentum of craft, spiced, aged and imported premium brands makes for a bright outlook for the segment moving forward. A recent Drizly survey even noted that one-third of respondents were more likely to spend money on rum than whiskey/whisky."

Global Drinks Intel

2023

SUCCESS TO DATE

- Brand Created October 30, 2018
- Blood Orange Flavored Rum formula finalized June 2019
- Brand and bottle design finalized October 2019
- First test production run June 2020
- HHR launches promotional pouring for events July 2020
- Original Crew was created September 2020
- Launches Friends and Family round September 2021
- Establishes partnership with Surf City Stillworks June 2022
- First Production run July 2023
- Launches online sales with BarCart (now Flaviar Checkout) in July 2023
- First wholesale sales August 2023
- Extended F&F round January 2024
- Sales to Bevmo, and many other retail locations February 2024
- Featured on cocktail menus at several locations in Southern California June 2024

THREE COMPETITIVE STRATEGIES

The spirits world is a competitive place. We have developed three specific strategies to give us an edge to not only compete but win.



WE OWN THE SALES EXPERIENCE

We have our own sales team with 100% focus on us

1. **Share of sales team's attention**: In most traditional settings a spirit brand signs up with a distributor and the distributor then assigns the sales effort to their sales team. This team can sometimes have products to represent in the hundreds even thousands. So in order to get a productive exposure in the sales process the brand may have to pay additional commissions, slot fees, and advertising. All this adds up to a very expensive operation with no control on outcomes. We avoid this trap by using a non-traditional distributor to start. In our partnership with Park Street as our distributor we are responsible for fielding our own sales team. We are building our sales force with a partner, Green Glass Global. They help us to bring an experienced sales team to market that we pay time and commission. This gives us control on who we sell to, in what markets and **we own the relationship with every customer we sell**. Our sales team will also serve as ambassadors to our locations setting up tastings and and in aisle activations at retail locations. These are our customers.



WE HAVE A STRONG ON-PREMISE EXPERIENCE

We have a strong bartender strategy focusing on trial and experience

2. **Share of what the bartender recommends**: Today, brands rely more and more on influencers. Bartenders are people who build strong credibility with their customers. **Our best and most powerful influencers can be the bartenders and mixologists.** Many have their own voice on social media, and some a fantastic following at their bar. Spirit brands they know and recommend are part of the experience they bring. We were also bartenders and we understand this bond between the bartender and our customers. We have created a strategy that strengthens this relationship between our brand and the bartenders. Simply stated, we show interest in them and provide them with what helps them in their job. We do this through having our salespeople also serve as ambassadors, who provide training, offering help and providing content that helps them promote in their spheres.


11
In Aisle AR Activation + Social Channels
YOUR PERSONAL MASTER RUMMELIER
Interact with a virtual bartender/rummelier who embodies the rich history and authenticity of Bartholomew Scott. He's an expert on all things Rum, Hook Hand, and Pirates.
Visually we see this AR vignette as a freestanding tiki hut that supports a bartop with glasses and bottles of Hook Hand Rum. Behind the bar is our virtual bartender, waiting to greet the guest and impart some fascinating nuggets of brand history, drink recipes, and rum facts.
CONFIDENTIAL | Property of Wunder Beast

WE PLAN TO DOMINATE THE OFF-PREMISE EXPERIENCE

A strong and differentiated brand drives choice and purchase at stores

3. **Share of attention and choice in the aisle**: The retail experience is changing. Stores are opening up to allow brands to have ambassadors in store, tasting opportunities in store and in general more promotion. We have conducted tastings in stores where we sold out the existing inventory that the store had in just a couple of hours. This is an exceptional result.

We have in our plans to use new and innovative digital experiences. This is called XR, which is utilizing a strategy that includes Augmented Reality, Virtual Reality and Mixed Reality. We are exploring partnership with Wunder Beast, a specialty digital agency, to help us create Augmented Reality experiences in the store aisle. These experiences can be triggered by on-bottle codes, floor applications and empowering store staff with digital tools to help them become instant specialists in answering questions and being able to make recommendations to their customers.

These are some of the ideas we are anticipating implementation in the first years in-market.

Brand Building Alternate Reality Game

RUM RUNNERS QUEST

Become a rum running, fame seeking pirate navigating the high seas of the world wide web searching for the ultimate prize. In this augmented reality, game players will chase down clues, unlock epic lore and build brand affinity as they compete to be the first to reach that iconic location were the X marks the spot. The game is kicked off through a massive social campaign blitz designed to get the word out, by announcing the Big Prize and dropping the first clue.

How it works:

- We craft a unique story, chock full of interesting characters and Hook Hand lore, all of which will need to be uncovered by the players.
- Each piece of the story will lead to a unique faux website or social account that we create. Example: A 90's style website for "Pirate Pete's used sloops" where participant would need to find the next clue.
- Create a public facing leader board that tracks all participants progress, to promote more players and bolster competition.
- Special auxiliary prizes could be geographically located for those lucky enough to physically visit our special booty drop.



Event Activation + Social Channels

WHO SUNK MY PIRATE SHIP

Taking inspiration from the classic Battleship board game, we pit players against one another in a realtime multiplayer contest to see who can sink the others pirate ship armada first. Here's how we see it break out:

On Site Event: (EX: Gasparilla Pirate Fest)

- The game starts when 2 players scan a QR code or NFC chip.
- Once scanned a big screen will track all the daring gameplay with custom animations, culminating in an epic winning grand finale.
- Players will use their phones to participate.
- We can use a leader board to promote competition.

Stand alone:

- There can also be a stand alone version that can be launched through social media or on package.
- This would play pretty much the same, but without the need for a third screen. However it will still require two players, to users can play with a friend or cue up to play a stranger.




In Aisle AR Activation + Social Channels
LORE IN A BOTTLE
Using AR we transform the bottle into an older weathered version from the sea that's covered in barnacles with an old cork stopper. The bottle also appears to be sitting in the sand next to a few gold coins while a hermit crab sporting a tiki inspired shot glass as his new home scurries around in circles.
There will be some floating ethereal text above the cork that reads "tap the cork and reveal your fate". When tapped, the cork pops off and an old piece of parchment paper animates out with one of the following.
• Your pirate name and what it means, tying back to the lore in some fashion.
• A virtual treasure map clue, that leads to a prize from a special website.
• A chance to win a membership.
• Secret Membership Content. Pushing membership envy.
• Or just some crazy foreboding pirate themed message or fortune.
CONFIDENTIAL | Property of Wunder Beast

AND THEN THERE IS ONLINE


Hook Hand
Where Tales Are Born
Rum Shop
Bartholomew's Blood Orange
750 ML | 35% Alcohol by Volume | 70 Proof
Color | Light Amber
Flavor | Rum with Blood Orange and Madagascar Vanilla
Finish | Smooth with an oaky finish
Price $59.99
Add to Cart
Hook Hand
Where Tales Are Born
Bartholomew's Blood Orange
Flavored Rum
750ML


Terms of Use
Privacy Policy
Cookie Policy (US)
Contact Us
Crew's Quarters
Bartholomew's Log
Please Drink Responsibly

We have a partnership with Flaviar Checkout, (originally BarCart), which gives us the ability to sell our products online in 41 states. **We are experiencing initial sales online that are significantly better than we forecasted.** This has been done without any advertising and marketing. It is our strategy to leverage this channel and be able to use it to open up new markets before we seek distribution. We are very bullish on this channel and expect it to be a big part of our success going forward.

SOLUTION

The markets are changing: We are positioned to meet that change

Consumers want to drink less and experience more.

This is why we have created Hook Hand Rum to be an experience brand. It is centered around a certain approachability with being a 35% ABV and having a delicious and distinctive flavor. Our rum can be enjoyed neat, on the rocks or as the base for your favorite craft cocktail. Consumers today want to enjoy the moment which means they are more focused on the experience.



But the most important aspect to Hook Hand Rum is the brand. We have a fictional character who is a pirate named Bartholomew Scott. This character may never be seen or personified. He only exists in the stories that follow him. He only stole rum, not gold or jewels. He had an alias Hook Hand, but is rumored to have both hands intact. He flavored the rum he stole to mark it as his own and his favorite flavor was Blood Orange. Some say this was because of the love of a woman, others the love of Mallorca. It is through us being a storied brand that we can create an emotional connection to consumers.


MENU
Coffee
ESPRESSO

When people gather together with friends and family they share their stories with each other. This human connection is at the center of our brand. **When you get together with friends or family and Hook Hand Rum is present, this is "Where Tales are Born".**

Hook HHR Hand
Where Tales Are Born



As an experience brand, we have created an awesome program called Original Crew. A premium membership in Hook Hand rum where members can join in the adventure and fun and enjoy a VIP experience. They also can receive gifts of rum and merchandise. **These memberships come in three levels and all are available with an investment in Hook Hand Rum through Netcapital.**


ORIGINAL
CREW

We want to create experiences that give people something to share, content to post, this is **Where Tales are Born**.

ORIGINAL CREW


To the holder of this coin go all the rights and privileges as a member of the original crew
H H
R
ORIGINAL
CREW
1341
WHERE
TALES
ARE BORN
Hook Hand

We are living in the membership economy. This phenomenon is outlined in the book ***The Membership Economy***, by Robbie Kellman Baxter. Consumers today not only want, but expect, brands to offer pathways to better experiences and are willing to pay to get them. Costco, Amazon Prime and Sephora Beauty Insiders are all examples. This shift in consumer behavior is a main driver for the creation of Original Crew. In our membership program, we focus on creating experiences that are unique and memorable.

This program has three tiers:

- **The Navigators:** Our highest level grants **membership for life with a one time fee of $1000**. Navigators receive a physical coin which is numbered and unique to them. The Original Crew coin is their passport to VIP access, Gifts, Discounts and Adventures.
- **First Mates:** These members enjoy access to events, discounts on rum and merchandise in our online stores and adventures. **Annual fee of $240**
- **Swabbies:** The entry level tier receive offers as part of the community for access, discounts and chances for adventures. **Annual fee of $120**

We want to create experiences that give people something to share, content to post, this is **Where Tales are Born.**

OUR BUSINESS MODEL


Business Model
Better Saclability and Control on Growth, Cost and Revenue
Rectifier
Bottling
SURF CITY
HB
CA
STILL WORKS
Hook Hand
Where Tales Are Born
Sales & Marketing
Product Development
Green Glass
Global
Sales
Strategy
Warehousing
Logistics
park street
Distribution
Shipping

One of the biggest hurdles to start-up spirit brands is the cost of having to build and maintain the vertical to manufacture, market and sell products. This is why our partnership business model leverages expert shared services. This model reduces fixed costs, drives logistical efficiencies and a lean start-up culture. We only pay for what we use when we need it.

Rectifying and Bottling


Flavored Rum

We have chosen Surf City Stillworks (SCS), as our distillery partner based in Huntington Beach. SCS partners with emerging brands, providing new product development, manufacturing capacity at scale and balanced insights and services. We maintain a close relationship with both the distillery and the holding company. Hook Hand Rum is proudly featured in their tasting room and restaurant. If you are in the area you should check them out.

Warehousing and Distribution



In almost every case this is what defines success or failure for Spirit Brands. We chose Park Street for some very specific reasons.

1. **Distribution in four of the top five markets.Distribution in four of the top five markets.** This alone would be almost impossible for any startup spirit brand.
2. **Warehouses in each market and two in CA.Warehouses in each market and two in CA.** This gives us more efficient shipping times
3. **Full Digital Dashboard control of business.Full Digital Dashboard control of business.** We have the ability to manage our business in real time and access to all information about the logistics of our business
4. **Last Mile Delivery.Last Mile Delivery.** Many non-traditional distributors rely on FEDEX to deliver products. This creates a specific loss of control on the whole delivery process. We have our own team of trucks that can deliver on our schedule.

Sales

We have created our target markets using **Defined Market Areas, (DMA's)**. These are **geographic areas that are defined as a media market**. So we aren't looking at states or counties, but at specific markets where we can get great media choices and have a multitude of customer behavioral data. Our plan is to grow from our 4 DMA's in California to 37 DMA's in the Domestic US.

Hiring and managing a experienced sales team is key to our go-to-market strategy. This is why We are partnering with Green Glass Global. They are a sales strategy firm that works with spirit start-ups to help them gain entrance and grow into markets. They have a specific focus on introducing new emerging spirit brands and understand how best to launch regionally and grow nationally. In our forecast, we build several consultant teams in each local market. Our sales goal meets strategic industry success metrics for new startup spirit brands.

Advertising & Marketing

For spirit brands a huge part of success lies in their ability to use marketing to create traffic and activation at the points where their products are sold. We are using a tiered approach to marketing where we look at several levels to create awareness and drive activation. The goal is to get consumers to go to these locations seeking out Hook Hand Rum. It starts with creating advertising with geolocation and behavioral signals. This means we are advertising within radiuses that center around our locations. By using these new and innovative tools we can not only advertise to consumers in a specific area but to those consumers who frequent these locations and have propensities toward going out and doing social activities.



Advertising Model
We will use a stacked approach to build brand and retail traffic as we grow
Build general awareness of brand with slow drip paid digital advertising
Engage with Drinkstagrammers and social media influencers to accelerate exposure
NOW AVAILABLE
Target geo-fenced areas with advertising when we open with a new retailer also digital activation in location
Utilize sampling events and happy hour promotions to energize engagement
MENU

1. To help create brand awareness we plan to use social media and digital display advertising. This can be focused geographically and to targets that have propensities for going out and enjoying social activities.
2. To gain better penetration into a cultural audience we plan to collaborate with Social Media Influencers many of whom are bartenders, mixologists, bar and restaurant owners and store owners.
3. We may gain an more refined focus on our targets by using special media that uses digital data signals from location and purchasing behaviors. We also plan to focus on in-store and in-bar activations with AR and other innovative marketing. This can be down to specific locations.
4. Finally, we may be in location with being featured on the menu for happy hours, tasting in-store, activation events and guest bartending to help drive interest and trial.

OUR PRESS

Collabs.io Mag

Home | Collab w/ Brands | Brand Architects | Maker's Wave



CREATOR STORIES | FOOD SERVICES | GO SOLO IN THE US | GO SOLO STORIES

Where Tales Are Born – Hook Hand Rum

2 years ago by Team Subkit · 5 min read

> **Collab.io Magazine**
> Where Tales Are Born - Hook Hand Rum

> This is an article in Collab.io Magazine where Dan talks about the branding idea of Where Tales Are Born and Hook Hand Rum. Showcasing how his experience as an Advertising Agency CEO of 15 years is being applied to the success of Hook Hand Rum.

redbook | Beauty | Parenting | Home Ideas | Healthy Eating | Fitness | SUBSCRIBE | SIGN IN

Food & Cocktails > Entertaining

13 Unappreciated Cocktails to Mix Up Your Night, According to Mixologists

The FOMO is real.

By Liz Kadar Published: Mar 10, 2023

Slide 4 of 13



and-juice cocktail you ordered by the pool in Vegas last year. "While most people assume it's too boozy, too sweet or something that they abandoned back in their college days, a real Mai Tai is one of the most balanced and delicious cocktails you'll find," notes Andrew Olson, Co-Founder and Head

- **Redbook**
  13 Unappreciated Cocktails to Mix Up Your Night, According to Mixologists
- This is a special feature where Redbook expert mixologists for their recommendation to make your evening more interesting. The tapped Andrew Olson for his pick and reasons for suggesting the Mai Tai, but made with Hook Hand Rum.


Medium Search Write Sign up Sign in

Dan Olson Of Hook Hand Rum On The Top 5 Ways To Market, Advertise & Promote An Ecommerce Business Today

An Interview With Eric Netsch

Eric Netsch, CEO of Tapcart · Follow
Published in Authority Magazine · 15 min read · Jul 28, 2022

- **Medium**
  Dan Olson Of Hook Hand Rum On The Top 5 Ways To Market, Advertise & Promote An Ecommerce Business Today
- In this Medium article Dan Olson uses the success of Hook Hand Rum online sales to showcase how a brand can use ecommerce as a channel to grow the business but also become a volume channel in its own right.

INDUSTRY PRESS

- **Park Street**
  An Overview of the Rum Market in the U.S.
- **Markets Research Future**
  Global Rum Market Overview
- **Sky Questt**
  Rum Market Insights
- **LinkedIn**
  Rum Market Size

TEAM

Founders



Dan Olson
CEO / Co-Founder

Dan is the CEO and will oversee all operations. Dan's career in management of advertising and marketing agencies has given him the opportunity to work with some of the best CMO's in the world. Dan has worked with brands that include Southwest Airlines, SONY, Mattel, Virgin, Microsoft, XBOX, Jaguar, Land Rover, Shell Oil, Callaway Golf, AT&T, Disney, Oakley, VW and Diageo. Dan is a world class marketer and has managed both domestic and global teams.



Andrew Olson
CMO / Co-Founder

Andrew is the CMO; he brings Media Tech expertise as a senior executive at Infillion, a leading edge media technology company. In his experience Andrew has learned that listening and learning from the customer is the key to success in building any brand. Educated at UCLA with a degree in English, Andrew knows how important it is to have a great story. A digital leader with deep experience in client marketing strategy. Andrew is a relationship builder that learned his trade from some of the best brands in the world as clients and employers. These include Fox, Disney, T-Mobile, Monster Energy, Amazon and more. Andrew is an experienced bartender and industry veteran.

Directors



Scott Olson
Legal Counsel / Board Secretary / Director

Scott is an attorney and has worked with a host of clients in the spirits industry and cannabis. Scott has supported companies through startup to acquisition. JD, University California College of Law San Francisco, (formerly Hastings)



Pat Mcgaughan
M&A / Finance Expert / Director

Pat McGauhan has been a CFO for several companies from startups to fortune 500. Pat has experience in financing rounds with investors, mergers and acquisitions.

Advisory Board





Marcos Costas
Restaurant Expert

As the General Manager of several Orange County Restaurants and owner / operator of Apizza Doho, Marcos is a leading restaurant and bar business advisor.

Sri Divel
Hospitality Expert/Agency Owner

Sri currently markets and promotes several restaurants and eateries, as well as owning two of her own. Sri has diverse and deep experience in the SoCal hospitality network.





Ken Barbour
Spirits Industry Expert

Ken has been instrumental in launching and growing spirit brands in the US and Global Markets. Ken has worked with Opus One, Kobrand, Spring Mountain and Jade Valley.

Sinan Kanatsiz
PR Expert

Sinan is CEO of several marketing and Press Relations (PR) companies. He is an innovator in the development and growth of start-ups and mid-sized companies. Sinan provides local and national PR services.



Todd Bellucci
Bartender Strategy Expert

Todd works as a consultant in both spirits and cannabis. Todd was formerly CMO for WhistlePig Whiskey. Todd advises on bartender and ambassador program strategies.

Key Hires



John Christian

General Manager Original Crew

John, a graduate of USC, brings connection and sales experience to our company. John will oversee the initial sales of the Original Crew Membership and then move on to managing the program.



Keron Lenz

Compliance Officer

Keron will serve as our compliance officer. Keron is an alcoholic beverage compliance expert on matters pertaining to manufacturing, importation & distribution of wine & spirits.



Bob McLachlan

Sales Strategist

Bob is the CEO of Green Glass Global; he is leading strategist and sales professional recruiter. An experienced team lead with a demonstrated history of working in the food & beverage industry. Skilled in sales, trade marketing, key account development, in the spirits industry.

INVESTOR INVITATION

Who wouldn't want to go to their favorite bar or restaurant and order a drink from their own rum company? For our investors, we offer that – and so much more. We are more than a rum brand, we are an experience brand and everything we do is focused to enhance this journey with us from your very first day. It comes down to some very simple but dynamic things.

1. **Events.** As world class marketers we know what our customers want and we intend to deliver this in spades. We believe our events will be frequent and extraordinary. These can range from a local promotion to sponsorships at major events. We plan to do this for all our customers, but we want to make sure we have a special experience for our customers who believe in us enough to invest.
2. **Original Crew.** Every investor is eligible for an investment level match to a membership in Original Crew. This might be your favorite outcome about joining us. You can imagine the fun to be had as a VIP on us, gifts that come to your door and special adventures worthy of telling you friends about.
3. **Be a Part of Creating a Tale Worth Telling.** We don't intend to just have fun, we are going to have epic fun. And you are invited to join in. Being a part of Hook Hand Rum can make your friends jealous and want to join in with you. **But you can help them by letting them know to join with you now.** Let's make this an event to be **"Where Tales are Born".**
4. **However we can't ignore the return: However we can't ignore the return.** We are creating a premium rum brand experience in a market forecasted to grow. We have a fantastic product that is generating interest within the industry. We are an early entrant and have a great opportunity. We welcome you to participate in the Original Crew Community and investment round. So join us in flying the Hook Hand Rum Flag.

If you want to learn more about us here is the link to our investor data room: https://hookhandrum.com/investor-nda.


Hook Hand
Hand Crafted Rum
HHR

So let's do this!

USE OF PROCEEDS

If the offering's maximum amount of $500,001 is raised:

Use	Value	% of Proceeds
Rum Manufacturing	$125,000	25.0%
Key Hires	$150,000	30.0%
Advertising and Marketing	$175,000	35.0%
Legal	$25,500	5.1%
Intermediary fees	$24,500	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Hook Hand Rum. This offering must reach its target of at least $10,000 by its offering deadline of March 20, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,463,667 shares
× $3 per share

$10,391,001 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on September 18, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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UPDATES

Dec 17, 2024	Tomorrow we are hosting a special event at...
Dec 12, 2024	We are experiencing growth and have grown our...
Dec 5, 2024	For those of you who would like to taste our...
Nov 21, 2024	If you are an interested prospective investor...
Nov 13, 2024	Spirits will be the dominating growth in the...
Nov 4, 2024	Rum Premiumization is beginning in the US with...
Nov 1, 2024	Hey we received some real nice press from Park...
Oct 23, 2024	Take a look at this article from our...
Sep 18, 2024	Primary offering of 166,667 shares at $3
Sep 18, 2024	Filed Form C

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